Exhibit 5.1

October 1, 2007

Boo Koo Holdings, Inc.
4951 Airport Parkway
Suite 600
Addison, TX 75001

Gentlemen:

We have acted as special counsel to Boo Koo Holding, Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 12,501,966 shares of common stock (the “Shares”), no par value per share (the “Common Stock”), of the Company, of which (i) 12,124,235 shares are currently outstanding (the “Issued Shares”) and (ii) 377,731 shares (the “Warrant Shares”) are issuable upon exercise of currently outstanding warrants (the “Warrants”).

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that all Warrant Shares issued will be issued in accordance with the terms of the Warrants.

Based upon the foregoing, it is our opinion that (i) the Issued Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares will be, when sold, paid for and issued as contemplated by the terms of the Warrants, validly issued and fully paid and nonassessable.

In rendering the foregoing opinion, we have relied, for matters involving Florida law, solely on the opinion of Berman Rennert Vogel & Mandler, P.A., Miami, Florida. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Lowenstein Sandler PC